Exhibit 99.9

FORM OF NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

FD TECHNOLOGY INC.

The responsibilities and powers of this Nominating and Corporate Governance Committee (the “Committee”) as delegated by the board of directors (the “Board”) of FD Technology Inc., a Cayman Islands exempted company (the “Company”) are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I. PURPOSE

As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, identification, recommendation, recruitment and retention of high quality Board members and committee composition and structure.

II. MEMBERSHIP

The Committee shall consist of at least two members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of the Nasdaq Stock Market, as amended from time to time.

The Board shall elect the members of this Committee at the first Board meeting practicable following the annual meeting of shareholders and may make changes from time to time pursuant to the provisions below. Unless a chairperson (the “Chairperson”) is elected by the Board, the members of the Committee shall designate a chairperson by a majority vote of the full Committee membership.

A Committee member may resign by delivering his or her written resignation to the Chairperson of the Board, or may be removed by a majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the Chairperson of the Committee upon such notice as is provided for in the memorandum and articles of association of the Company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

The Chairperson of the Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the Chairperson shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

●	Developing the criteria and qualifications for membership on the Board.

●	Recruiting, reviewing, nominating and recommending candidates for election or re-election to the Board or to fill vacancies on the Board.

●	Reviewing candidates proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

●	Establishing subcommittees for the purpose of evaluating special or unique matters.

●	Monitoring and making recommendations regarding committee functions, contributions and composition.

●	Evaluating, on an annual basis, the Board’s and management’s performance.

●	Evaluating, on an annual basis, the Committee’s performance and report to the Board on such performance.

●	Developing and making recommendations to the Board regarding corporate governance guidelines for the Company.

●	Monitoring compliance with the Company’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of the Company’s procedures to ensure proper compliance.

●	Retaining and terminating any advisors, including search firms to identify director candidates, compensation consultants as to director compensation and legal counsel, including sole authority to approve all such advisors’ or search firms’ fees and other retention terms, as the case may be.

V. REPORTING

The Committee shall report to the Board periodically. The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement as needed. The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

FD TECHNOLOGY INC.

Board of Director Candidate Guidelines

The Nominating and Corporate Governance Committee of FD Technology Inc. (the “Company”) will identify, evaluate and recommend candidates to become members of the Board of Directors (the “Board”) with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating and Corporate Governance Committee by the Company’s shareholders in accordance with the Company’s policy. Candidates will be reviewed in the context of the then current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

●	Whether the candidate is independent pursuant to the requirements of the Nasdaq Capital Market.

●	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

●	Whether the candidate has the ability to read and understand basic financial statements. The Nominating and Corporate Governance Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

●	Whether the candidate has relevant education, experience and expertise and would be able to provide insights and practical wisdom based upon that education, experience and expertise.

●	Whether the candidate has knowledge of the Company and issues affecting the Company.

●	Whether the candidate is committed to enhancing shareholder value.

●	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

●	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

●	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

●	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

●	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

●	Whether the candidate is able to suggest business opportunities to the Company.

Shareholder Recommendations for Directors

Shareholders who wish to recommend to the Nominating and Corporate Governance Committee a candidate for election to the Board of Directors should send their letters to FD Technology Inc. at its principal executive offices, Attn: Corporate Secretary. The Corporate Secretary will promptly forward all such letters to the members of the Nominating and Corporate Governance Committee. Shareholders must follow certain procedures to recommend to the Nominating and Corporate Governance Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating and Corporate Governance Committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of shareholders, the Corporate Secretary must receive the shareholder’s recommendation not less than the close of business on the 120th calendar days before the scheduled date of the Company’s annual general meeting.

The recommendation must contain the following information about the candidate:

●	Name;

●	Age;

●	Business and current residence addresses;

●	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

●	Educational background;

●	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

●	The number of ordinary shares of the Company owned beneficially or of record by the candidate;

●	The information that would be required to be disclosed by the Company about the candidate under the rules of the Securities and Exchange Commission in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K);

●	A signed consent of the nominee to serve as a director of the Company, if elected.

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